Exhibit 99.1

NEWS RELEASE

Rambus Completes Acquisition of Inphi Memory Interconnect Business

SUNNYVALE, Calif. – August 4, 2016 – Rambus Inc. (NASDAQ:RMBS) today announced it has successfully completed the acquisition of all the assets of Inphi Memory Interconnect Business, including product inventory, customer contracts, supply chain agreements, and intellectual property. The closing purchase price for Inphi Memory Interconnect Business was $90 million in cash.

Rambus announced this acquisition in June to strengthen its market position for memory buffer chip products and execute on programs that meet the needs of the server, networking and data center market. With this acquisition, Rambus remains committed to deliver on existing customer contracts and continue the development of next-generation memory types.

To learn more about Rambus and the Memory and Interfaces division, visit rambus.com/memory-and-interfaces.

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About Rambus Memory and Interfaces Division (MID)

The Rambus Memory and Interfaces Division develops products and services that solve the power, performance, and capacity challenges of the mobile, connected device, and cloud computing markets. Rambus enhanced standards-compatible and custom memory and serial link solutions include chips, architectures, memory and chip-to-chip interfaces, DRAM, IP validation tools, and system and IC design services. Developed through our system-aware design methodology, Rambus products deliver improved time-to-market and first-time-right quality.

About Rambus Inc.

Rambus creates cutting-edge semiconductor and IP products, spanning memory and interfaces to security, smart sensors and lighting. Our chips, customizable IP cores, architecture licenses, tools, services, software, training and innovations improve the competitive advantage of our customers. We collaborate with the industry, partnering with leading ASIC and SoC designers, foundries, IP developers, EDA companies and validation labs. Our products are integrated into tens of billions of devices and systems, powering and securing diverse applications, including Big Data, Internet of Things (IoT), mobile, consumer and media platforms. At Rambus, we are makers of better. For more information, visit rambus.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the potential benefits and incorporation of the acquired technologies into the Rambus Memory and Interfaces division, growth opportunities of the buffer chip market, and the ability to strengthen the Rambus product offerings.

© Rambus Inc.

These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change. Actual results may differ materially from the forward-looking statements due to a variety of factors including, but not limited to, risks and uncertainties described from time to time in Rambus’ annual report on Form 10-K, quarterly reports on Forms 10-Q and other periodic filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release and Rambus does not undertake any obligation to update any forward-looking statements based on new developments or changes in expectations.

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RMBSFN

Press contact:

Racepoint Global

Hilary Costa

(415) 694-6705

hcosta@racepointglobal.com

© Rambus Inc.